EXHIBIT 99.1

[LOGO]     Constellation

NEWS RELEASE

CONTACTS
Media	Investor Relations
U.S. - Mike Martin - 585-218-3669	Bob Czudak - 585-218-3668
U.K. - Julie Foster Tulchan Communications 00 44 207 427 1560

Constellation Brands Announces U.K.
Joint Venture for Matthew Clark Wholesale Business

Punch Taverns Invests in Matthew Clark, the U.K.’s Leading Drinks
Wholesaler and Distributor to the On-Trade Industry; Constellation Updates
Fiscal 2008 Guidance

FAIRPORT, N.Y., April 17, 2007 - Constellation Brands, Inc. (NYSE: STZ, ASX: CBR), a leading international producer and marketer of beverage alcohol, today announced the formation of a joint venture with Staffordshire, England-based Punch Taverns plc that will reinforce Matthew Clark’s position as the U.K.’s largest independent premier drinks wholesaler and distributor serving the on-trade drinks industry.
Under the terms of the arrangement, Constellation Europe and Punch Taverns have each become 50 percent owners of Matthew Clark and provide representation on a new holding company board. On a day-to-day basis the business will continue to be run by Steve Thomson, currently managing director of Matthew Clark Wholesale Limited, and his management team.
The joint venture will benefit customers, suppliers and employees. Capital investment will further enhance Matthew Clark’s reputation for providing outstanding customer value, additional branded products and a faster, more efficient route-to-market to the U.K. on-trade industry consisting of hotels, pubs, clubs and restaurants.
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For supply partners, Matthew Clark intends to become a more effective, efficient and complete route-to-market for their brands, including Constellation Europe’s existing branded wine offerings.
From the outset, Matthew Clark will supply a number of Punch Taverns pubs with a portfolio of wines and spirits, and will progressively become the preferred supplier of choice to the remaining tenanted Punch Taverns pubs. The pubs will benefit from the scale and variety offered by Matthew Clark’s wine and spirits expertise, extensive drinks portfolio and supply chain capabilities.
The joint venture will invest in Matthew Clark’s distribution infrastructure for such items as updated warehouse management and route scheduling software, which will enable more rapid response rates for customers, faster and more efficiently processed orders and a wider reach across the British Isles through its highly skilled and knowledgeable sales team.
“Our joint venture with Punch Taverns is an innovative drinks distribution initiative that will transform the business to one with a focus on providing improved service and an unequalled portfolio of drinks options to on-premise customers,” stated Rob Sands, Constellation Brands president and chief operating officer. “Given the importance of the U.K. on-premise drinks business, this joint venture helps assure that Matthew Clark, its customers and, most important, consumers can benefit from distribution efficiency gains and expanded beverage offerings. We believe this collaboration will establish a new benchmark for wholesale drinks distribution in the U.K. and it should result in additional long-term growth for Matthew Clark.”
The transaction closed today. Although terms of the agreement were not disclosed, Constellation Brands expects to receive approximately £85 million (approximately $168 million U.S.) of cash proceeds from formation of the joint venture, subject to post-closing adjustments. This includes £35 million from Punch Taverns with the remainder coming primarily from the issuance of debt by the joint venture.
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On April 5, 2007, Constellation Brands issued a news release containing, among other items, diluted earnings per share guidance for fiscal 2008 and certain related assumptions. The transaction announced today affects certain estimates and assumptions set forth in that news release.
The transaction is not expected to result in a gain or loss. The company expects to incur a charge for the provision for income taxes associated with the repatriation of the proceeds from the transaction. This is expected to result in a $0.05 reduction to the company’s fiscal 2008 diluted earnings per share (“EPS”) as reported under generally accepted accounting principles (“reported”), and will be excluded from the company’s comparable basis diluted earnings per share.
The impact of this transaction, including joint venture formation costs, is expected to be neutral to slightly dilutive to ongoing reported basis and comparable basis diluted earnings per share in fiscal 2008.
As a result of this transaction the company now expects its fiscal 2008 reported interest expense to be in the range of $300 - $310 million. The company expects its reported tax rate for fiscal 2008 to be approximately 40 percent, which includes a provision of approximately two percent related to the repatriation of the proceeds from the transaction, or approximately 38 percent on a comparable basis.
Constellation will report its investment in the joint venture under the equity method of accounting in its consolidated financial statements. For net sales in fiscal 2008, the company expects low single-digit growth in organic net sales and low single-digit incremental benefit from the acquisitions of Vincor and SVEDKA. As a result of these increases, and the impact of reporting the Crown Imports joint venture and the joint venture for the Matthew Clark wholesale business under the equity method, reported net sales are expected to decrease 30-32 percent.
Due to the anticipated impact on reported earnings, the company is adjusting its reported diluted EPS outlook for fiscal 2008 from that set forth in its
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April 5, 2007, news release, to $1.16 - $1.26. The company’s comparable diluted EPS outlook for fiscal 2008, as set forth in the company’s April 5, 2007, news release, is unchanged.

About Matthew Clark
Matthew Clark is the largest independent premier drinks supplier serving the U.K.’s on-trade drinks industry. It offers customers a choice of wines, spirits, FABs, beers, ciders and soft drinks that is unrivalled in the U.K. for breadth and value. Matthew Clark has a customer base of around 20,000 accounts and provides a full range of drinks to its pub, club, hotel, and restaurant customers throughout the U.K. Matthew Clark was acquired by Constellation Brands, Inc. in 1998. Since that time, the business has rapidly expanded into a dynamic service-orientated business with annual net sales of approximately £500 million (approximately $925 million U.S.). The business, with over 1,200 employees is headquartered in Bristol and operates a national network of regional distribution depots and a fleet of more than 200 vehicles with extensive reach across the British Isles. It also operates two purpose-designed contact centers located in Bristol and Glasgow. For further information, visit the Web site: www.matthewclark.co.uk

About Constellation Brands
Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol brands with a broad portfolio across the wine, spirits and imported beer categories. Well-known brands in Constellation’s portfolio include: Almaden, Arbor Mist, Vendange, Woodbridge by Robert Mondavi, Hardys, Goundrey, Nobilo, Kim Crawford, Alice White, Ruffino, Kumala, Robert Mondavi Private Selection, Rex Goliath, Toasted Head, Blackstone, Ravenswood, Estancia, Franciscan Oakville Estate, Inniskillin, Jackson-Triggs, Simi, Robert Mondavi Winery, Stowells, Blackthorn, Black Velvet, Mr. Boston, Fleischmann’s, Paul Masson Grande Amber Brandy, Chi-Chi’s, 99 Schnapps, Ridgemont Reserve 1792 and the Effen and SVEDKA vodka lines. Constellation Brands,
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through Crown Imports LLC, imports and markets Corona Extra, Corona Light, Pacifico, Modelo Especial, Negra Modelo, St. Pauli Girl and Tsingtao beers. For additional information about Constellation Brands, as well as its product portfolio, visit the company’s Web site at www.cbrands.com.

Forward-Looking Statements
The statements set forth in this news release which are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the forward-looking statements.
During the current quarter, Constellation may reiterate the estimates set forth and referenced in this news release (collectively, the "Projections"). Prior to the start of the company’s quiet period, which will begin at the close of business on May 17, 2007, the public can continue to rely on the Projections as still being Constellation's current expectations on the matters covered, unless Constellation publishes a notice stating otherwise.
Commencing at the close of business on May 17, 2007, Constellation will observe a "quiet period" during which the Projections should not be considered to constitute the company's expectations. During the quiet period, the Projections should be considered to be historical, speaking as of prior to the quiet period only and not subject to update by the company.
The company’s forward-looking statements are based on management’s current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, or financing that may be completed after the date of this release.  Any projections of future results of operations, and in particular, (i) the company’s estimated diluted earnings per share on a reported basis for fiscal 2008, and (ii) the company’s estimated diluted earnings per share on a comparable basis for fiscal 2008, should not be construed in any manner as a guarantee that such results will in fact occur. The company acquired Vincor International Inc. on June 5, 2006 and the SVEDKA Vodka business on March 19, 2007.  In addition to the risks and uncertainties of ordinary business operations, the forward-looking statements of the company contained in this news release are also subject to the following risks and uncertainties: factors relating to higher than expected formation and/or start-up costs for the joint venture; the joint venture’s ability to operate the business successfully; the joint venture's ability to develop appropriate standards, controls, procedures and policies for the growth and management of the joint venture; the continued strength of the joint venture's relationships with, including without limitation, its employees, suppliers and customers; and the accuracy of the basis for the forecasts relating to the joint venture’s business, including any capital investment in distribution infrastructure or the realization of any distribution efficiencies.
The company’s forward-looking statements are further subject to the following additional risks and uncertainties: factors relating to Constellation’s ability to integrate Vincor’s business, and the SVEDKA Vodka business, successfully and realize expected synergies associated with the Vincor acquisition; the continued strength of Vincor’s relationships, and relationships of the SVEDKA Vodka business, with their respective employees, suppliers and customers; the accuracy of the bases for forecasts relating to Vincor’s business and the SVEDKA Vodka business; final management determinations and independent appraisals may vary materially from current management estimates of the fair value of assets acquired and liabilities assumed in the Vincor acquisition and in the SVEDKA Vodka business acquisition; the company's restructuring and related charges, acquisition-related integration costs and purchase accounting adjustments associated with the Vincor integration plan (announced in July 2006) and the company’s

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restructuring and related charges associated with the Fiscal 2007 Wine Plan (announced in August 2006) and its global wine restructuring plan announced in February 2006 may vary materially from management's current estimates of these charges, costs and adjustments due to variations in one or more of anticipated headcount reductions, contract terminations, or costs of implementation of these plans; the company achieving all of the expected cost savings from its Fiscal 2007 Wine Plan, from its Vincor integration plan and from its global wine restructuring plan due to, with respect to any or all of these plans, lower than anticipated reductions in headcount or other expenses, or a delay or greater than anticipated costs in their implementation; the company may realize lower than expected proceeds from sale of assets identified for sale under the Fiscal 2007 Wine Plan and consequently incurs a greater than expected loss on the sale of such assets; the company achieving certain sales projections and meeting certain cost targets; wholesalers and retailers may give higher priority to products of the company’s competitors; raw material supply, production or shipment difficulties could adversely affect the company’s ability to supply its customers; increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company’s products and/or result in higher than expected selling, general and administrative expenses; a general decline in alcohol consumption; increases in excise and other taxes on beverage alcohol products; governmental bodies may increase tax rates; proportionately, the company’s taxable income may be higher than expected in jurisdictions with higher tax rates; and changes in interest rates and foreign currency exchange rates. In addition, on Jan. 2, 2007, the company formed the Crown Imports joint venture with Grupo Modelo for the purpose of importing and marketing Modelo’s Mexican beer portfolio into the United States and Guam. Risks and uncertainties associated with this joint venture include, among others, the joint venture’s ability to operate the business successfully, the joint venture’s ability to develop appropriate standards, controls, procedures and policies for the growth and management of the joint venture and the strength of the joint venture’s relationships with its employees, suppliers and customers.
For additional information about risks and uncertainties that could adversely affect Constellation’s forward-looking statements, please refer to Constellation’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 28, 2006, and Constellation’s Quarterly Report on Form 10-Q for the fiscal quarter ended Nov. 30, 2006, which contain a discussion of additional factors that may affect Constellation’s business.  The factors discussed in these reports could cause actual future performance to differ from current expectations.

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